UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2013

CSS Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1845 Walnut Street, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2013, the Human Resources Committee (“HR Committee”) of our Board of Directors (“Board”) adjusted the annual base salaries of certain of our named executive officers effective beginning April 1, 2013. The adjusted salaries are shown in the table below:

Executive Officer Name and Title	Annual Base Salary
Christopher J. Munyan, President and Chief Executive Officer	$590,073
Vincent A. Paccapaniccia, Vice President – Finance, and Chief Financial Officer	$354,781
William G. Kiesling, Vice President – Legal and Human Resources	$346,489
Laurie Gilner, President of C.R. Gibson, LLC	$338,130

On March 19, 2013, we and Mr. Munyan, our President and Chief Executive Officer, entered into an amendment to the employment agreement dated May 12, 2006 between us and Mr. Munyan. The amendment changes the automatic renewal provision of the agreement such that each renewal period is reduced from three years to two years. As amended, the current expiration date of June 30, 2015 remains in place, and, on any annual basis commencing in 2014, the agreement will automatically renew for a two-year term unless either party gives the other notice of non-renewal at least ninety (90) days prior to July 1. Additionally, the amendment provides that Mr. Munyan will receive severance pay for 24 months at his then-current base salary if his employment is terminated other than for cause. Prior to the Amendment, severance pay would have been provided for 18 to 36 months, depending on the length of time between the termination date and the then-current expiration date of the agreement. The Amendment also adds a clause providing that the severance pay provisions remain applicable after the expiration of the agreement, provided that the expiration arises from our determination to send a notice of non-renewal to Mr. Munyan. A copy of the foregoing amendment is filed herewith as Exhibit 10.1.

On March 19, 2013, we and Mr. Paccapaniccia, our Chief Financial Officer, entered into an amendment to the employment agreement dated March 25, 2010 between us and Mr. Paccapaniccia. The amendment extends the expiration date of such agreement from March 31, 2013 to March 31, 2015. The amendment also provides that Mr. Paccapaniccia will receive severance pay for 12 months at his then-current base salary if his employment is terminated other than for cause during the period from March 31, 2013 to March 30, 2015. A copy of the foregoing amendment is filed herewith as Exhibit 10.2.

Additionally, on March 19, 2013 the HR Committee approved an amendment to the Company’s Management Incentive Program (“MIP”). As amended, the MIP provides that, unless the HR Committee determines otherwise at the time that it establishes the performance objectives for a particular performance period, no participant in the MIP will be entitled to receive a payment under the MIP, and that no award under the MIP will be deemed earned, with respect to a particular performance period unless such participant remains continuously employed by the Company or a subsidiary of the Company through the last day of the performance period for which the award relates. Such amendment applies to performance periods beginning on or after April 1, 2013. Prior to such amendment, a participant was required to remain employed by the Company or a subsidiary of the Company through the date of actual payment on account of an award under the MIP in order to be eligible to receive such payment. A copy of the MIP, as amended on March 19, 2013, is filed herewith as Exhibit 10.3.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On March 19, 2013, our Board amended our bylaws to change the age limitation applicable to service on our Board from 75 years of age to 76 years of age for directors other than the director serving as Chairman. The amendment changed the second sentence of Section 4.03 of our bylaws to read as follows:

No director, other than a director serving as chairman of the board of directors, shall be qualified to stand for re-election or otherwise continue to serve as a member of the board of directors past the date of the Annual Meeting of Stockholders of the corporation occurring in the calendar year in which such director reaches or has reached his or her seventy-sixth birthday.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are filed herewith:

Exhibit No.	Description
3.1	Amendment to Bylaws adopted March 19, 2013.

10.1	Amendment dated March 19, 2013 to Employment Agreement between CSS Industries, Inc. and Christopher J. Munyan.

10.2	Amendment dated March 19, 2013 to Employment Agreement between CSS Industries, Inc. and Vincent A. Paccapaniccia.

10.3	CSS Industries, Inc. Management Incentive Program (as amended and restated effective as of March 19, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc. (Registrant)

By:	/s/ William G. Kiesling
William G. Kiesling
Vice President – Legal and Human
Resources and General Counsel

Date: March 25, 2013

EXHIBIT INDEX

Exhibit	Description
3.1	Amendment to Bylaws adopted March 19, 2013.

10.1	Amendment dated March 19, 2013 to Employment Agreement between CSS Industries, Inc. and Christopher J. Munyan.

10.2	Amendment dated March 19, 2013 to Employment Agreement between CSS Industries, Inc. and Vincent A. Paccapaniccia.

10.3	CSS Industries, Inc. Management Incentive Program (as amended and restated effective as of March 19, 2013).